Exhibit 10.1

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PRENANTE5, LLC

(AS LENDER AND AS AGENT)

WITH

ANTE5, INC.

(BORROWER)

May __, 2011

i

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Monthly Compliance Certificate
Exhibit 2.1	Note
Exhibit 8.1(u)	Warrant
Exhibit 8.1(v)	Compliance Certificate

Schedules

Schedule 4.5	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes

ii

REVOLVING CREDIT
AND
SECURITY AGREEMENT

Revolving Credit and Security Agreement, dated as of May ___, 2011, among ANTE5, INC., a Delaware corporation (“Borrower”), the lenders which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and PRENANTE5, LLC, as agent for Lenders (PrenAnte5, LLC, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:

I.           DEFINITIONS.

1.1.           Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2010.

1.2.           General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

 “Accountants” shall have the meaning set forth in Section 9.7 hereof.

 “Advances” shall mean and include the Revolving Advances, and “Advance” shall mean any of them.

 “Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

 “Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

 “Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Balance Sheet Available Cash” means, at any particular time, unrestricted cash or other cash equivalents permitted by Section 7.4 of this Agreement (other than Section 7.4(e)) in accounts of Borrower.

“Balance Sheet Available Cash Shortfall” means, as of the date of any Compliance Certificate or Monthly Compliance Certificate, the amount by which twelve (12) months’ then regularly scheduled interest payments on all Revolving Advances exceeds the Balance Sheet Available Cash as set forth in such Compliance Certificate or Monthly Compliance Certificate.

“Base Interest” shall have the meaning set forth in Section 3.1.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Wilmington, Delaware.

 “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean that (a) Bradley Berman shall cease to serve as the Chief Executive Officer of the Borrower, (b)  any "Person" or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of 50% or more of the Equity Interests of the Borrower who were not the beneficial owners of 50% or more of the outstanding Equity Interests of the Borrower as of the date hereof; (c) the stockholders of Borrower approve or the Borrower consummates (I) a plan of liquidation of Borrower or (II) the sale or other disposition by Borrower of all or substantially all of Borrower’s assets; or (d) a merger or consolidation of Borrower with any other entity is consummated other than a merger, conversion or consolidation which results in the holders of 50% or more of the voting securities of Borrower outstanding immediately prior thereto continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the surviving entity's outstanding voting securities immediately after such merger, conversion or consolidation; or (e) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

“Closing Date” shall mean the later of (i) the date of this Agreement and (ii) the satisfaction of the conditions precedent set forth in Section 8.1 of this Agreement.

“Closing Date  Financial Certificate” shall have the meaning set forth in Section 5.5(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include:

(a)           all Receivables;

(b)           all Equipment;

(c)           all General Intangibles;

(d)           all Inventory;

(e)           all Investment Property;

(f)           all of Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money, including all right, title and interest in and to the WPT License Agreement; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by Borrower, all real and personal property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and Borrower;

(g)           all of Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), or (f) of this Paragraph; and

(h)           all proceeds and products of (a), (b), (c), (d), (e), (f), and (g) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Amount”, with respect to a Lender, shall mean the amount set forth below such Lender’s name on the signature page hereof.

“Commitment Percentage” of any Lender shall mean the percentage determined by dividing such Lender’s Commitment Amount by the Commitment Amounts of all of the Lenders.

 “Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Borrower.

“Compliance Certificate” shall mean a compliance certificate, in the form attached as an Exhibit hereto, to be signed by a Senior Officer of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (A) no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and (B) the Borrower is in compliance with Section 8.1(v) (with respect to the initial Revolving Advance) or Section 8.2(d) (with respect to any subsequent Revolving Advance) and such certificate shall have appended thereto calculations which evidence Borrower’s compliance with Section 8.1(v) or Section 8.2(d), as applicable.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Contingent Interest” shall have the meaning set forth in Section 3.1.

“Contingent Interest Shares” shall have the meaning set forth in Section 3.1.

“Continuing Directors” means (a) any member of the Board of Directors of the Borrower who was a director on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of the Company and whose initial assumption of office resulted from such contest or the settlement thereof.

 “Controlled Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

 “Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“December 31, 2010 Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

 “Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.9(a) hereof.

“Defaulting Lender Advance Request” shall mean a request for an Advance made by the Borrower to the Agent and the non-Defaulting Lenders in the amount of any Advance request that a Defaulting Lender failed to advance; provided, that, (i) such Advance request is made by the Borrower no later than five (5) Business Days following the occurrence of the Lender Default and (ii) such Advance request is for an amount up to but not exceeding the amount of the Advance request that the Defaulting Lender failed to honor.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include all of Borrower’s equipment whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

 “Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

 “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include all of Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

 “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et  seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and  all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Payment Date” shall have the meaning set forth in Section 3.1.

“Interest Rate” shall mean nineteen percent (19%) per annum.

 “Inventory” shall mean and include all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them. Inventory shall specifically include, but not be limited to, petroleum, natural gas, and other minerals, chemicals and substances extracted from under the ground by way of any extraction procedures or processes.

 “Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

 “Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender Default” shall have the meaning set forth in Section 2.9(a).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

 “Maximum Loan Amount” shall mean $10,000,000.00 (or, if lesser, the Commitment Amounts of all of the Lenders).

“Maximum Rate” shall mean the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Advances under the laws which are presently in effect in the United States and the State of Delaware applicable to Lender and such indebtedness or, to the extent permitted by Applicable Law, under such Applicable Laws of the United States and the State of Delaware which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Monthly Compliance Certificate” shall mean a compliance certificate, in the form attached as an Exhibit hereto, to be executed and delivered by a Senior Officer of Borrower to the Agent within ten (10) following the end of each month, certifying, based on an examination sufficient to permit each such officer to make an informed statement, that no Balance Sheet Available Cash Shortfall exists as of the end of such month, and such certificate shall have appended thereto calculations which evidence and support that no Balance Sheet Available Shortfall exists as of the end of such month.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Defaulting Lenders” shall have the meaning set forth in Section 2.9(b).

 “Note” shall mean the promissory note referred to in Section 2.1 hereof.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and Borrower and any amendments, extensions, renewals or increases, and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean the ordinary course of Borrower’s business as conducted on the Closing Date.

“Other Documents” shall mean the Note, the Warrants and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Subsidiary and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

 “Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender, with the prior written consent of the Borrower in its reasonable discretion, to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender and the Borrower.

 “Payment Office” shall mean the office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office for payments to the Agent.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Encumbrances” shall mean:

(a)           Liens in favor of Agent for the benefit of Agent and Lenders;

(b)           Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)           Liens disclosed in the financial statements referred to in Section 5.5;

(d)           deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)           deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)           Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower, of any judgment, writ, order, or decree for so long as each such Lien (x) is in existence for less than thirty (30) consecutive days after it first arises or is being Properly Contested and (y) is at all times junior in priority to any Liens in favor of Agent;

(g)           mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested;

(h)           Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of Borrower;

(i)           Liens placed upon acreage that is hereafter acquired by the Borrower in favor of the seller of such acreage (but not any other third party) in order to secure any deferred portion of the purchase price for such acreage; provided that such acreage does not have any producing wells or the producing wells on such acreage constitute a very small part of, and are incidental to, the acreage acquisition (“Permitted Seller Acreage Purchase Financing”); provided further, that (A) any such Lien is strictly limited to the acreage acquired by Borrower from such seller in the subject transaction and the incidental producing wells, if any, on such acreage at the time of such acreage acquisition and (B) the Agent, for itself and the ratable benefit of the Lenders, has a second Lien on such acreage and any incidental producing wells in existence at the time of the acreage acquisition and a first Lien on any subsequent producing wells on such acreage in which Borrower has an interest; and

(j)           other Liens incidental to the conduct of Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of Borrower’s property or assets or which do not materially impair the use thereof in the operation of Borrower’s business.

“Permitted Seller Acreage Purchase Financing” shall have the meaning specified in clause (i) of the defined term “Permitted Encumbrances”.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

 “Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (iv) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (v) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.5 hereto or which is hereafter owned or leased by Borrower.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 15.3(c).

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least fifty percent (50%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding fifty percent (50%) of the Commitment Percentages; provided, however, that Required Lenders shall in all events include Agent in its capacity as a Lender unless the Agent is a Defaulting Lender, in which case the term “Required Lenders” shall mean Lenders holding at least fifty percent (50%) of the outstanding Advances (and the Agent, in its capacity as a Lender, shall be deemed to be a Lender for such purposes even though the Agent is a Defaulting Lender).

“Revolving Advances” shall have the meaning ascribed thereto in Section 2.1.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean the Borrower’s (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and (2) all other periodic and other reports filed by the Borrower with the SEC pursuant to the Exchange Act, in each case as filed with the SEC, including the information and documents (other than exhibits) incorporated therein by reference.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Officer” shall mean the Chief Executive Officer or Chief Financial Officer of Borrower.

“Specified Receivables” shall mean the WPT Royalties and the Working Interest Payments.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

 “Warrants” shall mean, with respect to each Lender, a five-year warrant to purchase a number of shares of Common Stock equal to an amount determined by multiplying 500,000 (adjusted proportionately up or down to the extent that the aggregate Maximum Loan Amount under this Agreement is more or less than $10,000,000; for the avoidance of doubt, the Maximum Loan Amount refers to the maximum amount that the Lenders, in the aggregate, have committed to Advance to the Borrower hereunder and not the actual amount Advanced by the Lenders), by such Lender’s Commitment Percentage, at an exercise price per share equal to $0.95, and containing such other terms as are set forth in the form of warrant annexed hereto as Exhibit 8.1(u).

“Working Interest Payments” shall mean any distributions, dividends and/or payments received by the Borrower or any Subsidiary as a result of any working interest the Borrower or any Subsidiary may have with respect to any working interest in any oil and gas well.

“WPT License Agreement” shall mean that certain License Agreement between the Borrower and a subsidiary of PartyGaming, PLC.

“WPT Royalties” shall mean any and all royalties, licenses and/or payments received by the Borrower in respect of the WPT License Agreement.

1.3.           Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.           Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or cured within any period of cure expressly provided for in this Agreement.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.           ADVANCES, PAYMENTS; ISSUANCE OF THE WARRANT.

2.1.           Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the Maximum Loan Amount.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Note”) substantially in the form attached hereto as Exhibit 2.1.  Borrower may notify Agent and the Lenders prior to 10:00 a.m. on a Business Day of Borrower’s request to incur, on the tenth (10th) Business Day thereafter, a Revolving Advance under this Agreement.  Each such request shall be in a minimum aggregate amount of $500,000, and shall be accompanied by a Compliance Certificate.   Such request for a Revolving Advance shall be irrevocable.  Each Lender will make its Lender’s Commitment Percentage of the Revolving Advance requested by the Borrower within ten (10) Business Days after Borrower submits a borrowing notice to each of the Agent and the Lenders indicating the amount of the Revolving Advance to be made.

2.2.           Maximum Advances; Maximum Number of Advances.

(a)           The aggregate balance of Advances outstanding (excluding any capitalized Contingent Interest in accordance with Section 3.1) at any time shall not exceed the Maximum Loan Amount.

(b)           The Borrower may not request more than seven (7) Advances during the Term, and the Lenders shall have no obligation to make more than seven (7) Advances during the Term.   A Defaulting Lender Advance Request shall not count as one of the seven (7) Advances for purposes of this Agreement.

2.3.           Repayment of Advances.

(a)           The Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.  During the Term of this Agreement, Borrower may prepay all or any portion of the outstanding balance of the Revolving Advances from time to time in accordance with this Agreement and, provided that there is not an Event of Default, re-borrow Revolving Advances, up to an aggregate of three (3) times, in accordance with Section 2.1 and the other provisions of this Agreement but subject, at all times, to there being no more than an aggregate of seven (7) Advances during the Term.  For the avoidance of doubt, the final repayment of the Obligations in connection with the termination of this Agreement shall not count towards one of the three (3) times that the Revolving Advances may be re-borrowed pursuant to the terms of this Agreement.

(b)           All payments of principal, interest (including Contingent Interest Shares, which shall be payable directly to the Lender that elected to receive Contingent Interest in the form of Contingent Interest Shares) and other amounts payable hereunder or under any of the Other Documents shall be made ratably among each of the Lenders at their respective addresses (except, in the case of a Lender Default, in which case the Defaulting Lender shall receive reduced interest payments as provided in Section 2.9(a)), not later than 1:00 P.M. (Wilmington, Delaware local time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent; provided, however, following the occurrence of an Event of Default, all such payments shall be made to the Agent, on behalf of and for the ratable benefit of the Lenders, at the Payment Office.

(c)           Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.4.           Repayment of Excess Advances.  The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, to the Lenders who made the excess Advances, whether or not a Default or Event of Default has occurred.  The return by Borrower of such excess Advances shall not count towards one of the three (3) times that the Revolving Advances may be re-borrowed pursuant to the terms of this Agreement.

2.5.           Additional Payments.  Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document shall be additional Obligations and shall be due and payable on demand.

2.6.           Manner of Borrowing and Payment.

(a)           Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.   No Lender shall be liable or responsible for the failure of any other Lender to make its pro rata share of any Revolving Advance.   Each Lender shall notify Agent of each Revolving Advance made by it within one (1) Business Day of the making thereof and shall furnish Agent with such information as Agent reasonably requests in order to enable Agent to account for Revolving Advances.

(b)           Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances shall be applied to the Revolving Advances pro rata according to the actual amounts advanced by each Lender.  Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without setoff or counterclaim and shall be made ratably among the Lenders, in each case on or prior to 1:00 P.M., Wilmington, Delaware time, in Dollars and in immediately available funds.  Any statement or accounting furnished by Agent to Borrower or any Lender in connection with this Agreement shall be conclusive in the absence of manifest error.

(c)           If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

2.7.           Mandatory Prepayments. When Borrower sells or otherwise disposes of all or substantially all of the Collateral, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

2.8.           Use of Proceeds.

(a)           Borrower shall apply the proceeds of Advances to pay the Borrower’s or any of its Subsidiary’s (to the extent any such Subsidiary is formed in strict compliance with this Agreement) tangible and intangible drilling, completion, rework, operating, repair, maintenance and other costs incurred with respect to oil and gas wells in which the Borrower or any of its Subsidiaries has a working interest, in the Williston Basin in North Dakota, or as otherwise agreed in writing by the Agent on behalf of the Lenders prior to the release of such Advance under Section 2.1 of this Agreement.

(b)           Without limiting the generality of Section 2.8(a) above, neither the Borrower nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or unconditional guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.9.           Defaulting Lender.

(a)           Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance when due and owing by it hereunder or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.9 while such Lender Default remains in effect.  The Borrower shall be permitted to take action against the Defaulting Lender for a breach of its obligations under this Agreement.  Following a Lender Default, the interest rate on such Defaulting Lender’s Advances (but not on any non-Defaulting Lender’s Advances) shall automatically be reduced from the Interest Rate to twelve percent (12%) per annum.  In addition, if the Lender Default occurs prior to the earlier to occur of (i) the one year anniversary of the Closing Date or (ii) the date the Defaulting Lender has made Advances in an amount greater than fifty percent (50%) of its Commitment Amount, the Borrower shall be entitled to cancel all of the Defaulting Lender’s then-outstanding Warrant and shares of Borrower common stock issued or issuable upon the exercise of the Warrant.

(b)           Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default (in other words, a non-Defaulting Lender’s Commitment Amount shall not increase as a result of a Lender Default).  Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application.

(c)           A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender (for the avoidance of doubt, the outstanding principal amount of the Defaulting Lender’s Note may not be reduced without the Defaulting Lender’s consent) and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage, except as otherwise expressly set forth in the definition of “Required Lenders”.

(d)           Other than as expressly set forth in this Section 2.9, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.9 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)           In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement and interest on the Defaulting Lender’s outstanding Advances shall be changed back to the Interest Rate commencing upon the date the Defaulting Lender cures such breach, subject to the prior written approval of the Borrower

2.10.           Issuance of the Warrants.  On the Closing Date, Borrower shall issue to each Lender a Warrant in the form annexed hereto as Exhibit 8.1(u).

2.11.           No Original Issue Discount. Borrower and the Lenders acknowledge and agree that the Warrants are part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, which includes the loans. Borrower and the Lenders further agree as between them, that the aggregate fair market value of the Warrants, in the aggregate, is $10,000 and that, pursuant to Treas. Reg. § 1.1273-2(h), $10,000.00 of the issue price of the investment unit will be allocable to the Warrants issued to the Lenders and the balance shall be allocable to the loans made by the Lenders. Borrower and the Lenders agree to prepare their federal income tax returns in a manner consistent with the foregoing and, pursuant to Treas. Reg. § 1.1273-1, the original issue discount on the loans shall be considered to be zero unless otherwise required by a final determination of a court of competent jurisdiction.  Borrower agrees that it shall not challenge or support any challenge to the agreed-upon value of the Warrants or amount of original issue discount on the loans as set forth in this Section 2.11.

III.           INTEREST AND FEES.

3.1.           Interest.  Interest on Advances shall be payable quarterly in arrears on or before the fifth (5th) Business Day following the end of each calendar quarter (an “Interest Payment Date”). Interest charges shall be computed on the actual principal amount of Advances outstanding during the calendar quarter (including any interest that has previously been capitalized in accordance with the terms hereof and added to the principal amount of any Advances)(the “Quarterly Principal Advance Amount”) at a rate per annum equal to the Interest Rate, which shall be paid by the Borrower as follows: the Borrower, in its sole discretion, shall have the right to elect to pay (which election shall apply equally across all Advances) on an Interest Payment Date (i) 100% of the interest due and owing on such Interest Payment Date in cash or (ii) interest in cash on the Quarterly Principal Advance Amount at a rate per annum equal to fifteen percent (15%) (the “Base Interest”) and to defer and add to the principal amount of the Advances the balance of the interest due and owing on such Interest Payment Date (the “Contingent Interest”). Each Lender then has the option, exercisable in its sole and absolute discretion, to either (1) permit Contingent Interest to be deferred and added as an Advance to the principal amount of such Lender’s Advances, or (2) be paid (on the Interest Payment Date) the Contingent Interest proposed for deferral in respect of such Lender’s Advances in shares of the Borrower's Common Stock having a value equal to the proposed deferral amount with respect to such Lender’s Advances, by so notifying the Borrower and Agent in writing within four (4) Business Days of its receipt of Borrower’s written deferral election.  If one or more Lenders properly elect to be paid Contingent Interest in shares of Common Stock (“Contingent Interest Shares”) rather than having the Contingent Interest be deferred and added to the principal amount of such Lenders’ Advances, the Borrower will (i) issue the Contingent Interest Shares on the Interest Payment Date to such Lenders and provide evidence to Agent of the delivery of such Contingent Interest Shares to such Lenders electing to receive Contingent Interest Shares in lieu of capitalizing the Contingent Interest and (ii) make the cash payment for the Base Interest due such Lenders and all other Lenders to the lenders’ respective addresses on the Interest Payment Date ratably among the Lenders.  For purposes of any election by one or more of the Lenders to receive Contingent Interest Shares, the value of the shares of Common Stock so issued will be equal to 85% of the average last sale price of the Common Stock, as quoted on the primary public securities market in which the Common Stock then trades, that is quoted for the Common Stock during the five (5) trading days immediately proceeding the last day of the calendar quarter for which the Contingent Interest payment is due.  If a Lender does not notify Borrower on a timely basis of its election to be paid Contingent Interest Shares rather than allow payment of Contingent Interest to be deferred and added to the principal amount of the Advances made by such Lender, then Borrower will not be obligated to issue Contingent Interest Shares to that Lender for such Interest Payment Date and the deferred portion of the interest payment shall be added to outstanding principal of such Lender’s Advances.

Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent, the Obligations shall bear interest at the Interest Rate plus two (2%) percent per annum (the “Default Rate”).  Following the occurrence of an Event of Default, interest shall be paid solely in cash and may not be deferred.

3.2.           Attorneys’ Fees.  Borrower shall pay to Agent on the Closing Date the fees and disbursements of Agent’s counsel.  Agent acknowledges and agrees that $15,000 of its attorneys’ fees have previously been paid by the Borrower.

3.3.           [Reserved]

3.4.           Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate during such extension.  Notwithstanding the foregoing or anything contained herein to the contrary, any repayment of the Advances shall be deemed to occur on the last day of the month in which such repayment occurs for purposes of calculating the interest due and owing under this Agreement.

3.5.           Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  Borrower, Agent, and Lenders intend to strictly comply with all applicable laws, including applicable usury laws.  Accordingly, the provisions of this Section 3.5 shall govern and control over every other provision of this Agreement or any other Other Document which conflicts or is inconsistent with this Section 3.5, even if such provision declares that it controls.  As used in this Section 3.5, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under Applicable Law, provided that, to the maximum extent permitted by Applicable Law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance, or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated, and spread, in equal parts, during the full term of the Obligations.  In no event shall Borrower or any other Person be obligated to pay, or Agent or any Lender have any right or privilege to reserve, receive, or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Delaware or of any other applicable state, or (b) total interest in excess of the amount which a Lender could lawfully have contracted for, reserved, received, retained, or charged had the interest been calculated for the full term of the Obligations at the Maximum Rate.  On each day, if any, that the interest rate (the “Stated Rate”) stipulated by this Agreement or any Other Document exceeds the Maximum Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Maximum Rate for that day, and shall remain fixed at the Maximum Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence.  Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Maximum Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate.  None of the terms and provisions contained in this Agreement or in any Other Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 3.5, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Maximum Rate.  If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason Agent or a Lender or at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Maximum Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to Agent or such Lender, it shall be credited pro tanto against the outstanding principal balance of Borrower’s obligations to Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

IV.           COLLATERAL:  GENERAL TERMS

4.1.           Security Interest in the Collateral.

(a)           To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.  Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

(b)           [Reserved]

(c)           Notwithstanding the foregoing, in the event that Agent determines, in its sole discretion, that it would create a material adverse tax consequence to Borrower for any Subsidiary of Borrower organized in a country other than the U.S. to guarantee the Obligations, then Agent shall waive any requirement under this Agreement that such Subsidiary guarantee the Obligations.

4.2.           Perfection of Security Interest.  Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, and (iv) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law.  In addition, Borrower shall execute and deliver such mortgages, deeds of trust, assignments, and other instruments requested by Agent with respect to interests in Collateral which under local law constitute Real Property or are otherwise subject to perfection other than under the Uniform Commercial Code.  By its signature hereto, Borrower hereby authorizes Agent to file against Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein).  All reasonable and necessary charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.           Disposition of Collateral.  Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Collateral in the Ordinary Course of Business and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied to the repayment of the Obligations.

4.4.           Preservation of Collateral.  Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property.  Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s reasonable and necessary expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

4.5.           Ownership of Collateral.

(a)           With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest:  (i) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (iv) Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof.

(b)           (i) There is no location at which Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of Borrower is stored;  none of the receipts received by Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns;  (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of Borrower and (B) the chief executive office of Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street or equivalent address, of all Real Property, together with the names and addresses of any landlords.

4.6.           Defense of Agent’s and Lenders’ Interests.  Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s and each Lender’s interests in the Collateral shall continue in full force and effect.  During such period Borrower shall not, without Agent’s prior written consent, pledge, sell (except any Collateral in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Borrower shall defend Agent’s and each Lender’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations in the Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.  Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by Borrower in trust as Agent’s trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.           Books and Records.  Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

4.8.           Financial Disclosure.  At the Agent’s written request, but subject to the Agent’s execution of a confidentiality agreement reasonably acceptable to Borrower, Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower’s financial status and business operations.  Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9.           Compliance with Laws.  Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.  The Collateral and other assets of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral and other assets of Borrower so that such insurance shall remain in full force and effect.

4.10.           Field Exams; Appraisals.  At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business to which Borrower or its representatives have access.  Agent, any Lender and their agents may enter upon any of Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of conducting field examinations and Inventory Appraisals and inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business.

4.11.           Insurance.  The assets and properties of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Borrower so that such insurance shall remain in full force and effect.  Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall (a) keep all its insurable properties (other than leasehold interests in oil and gas acreage and wells in which the Borrower is not the operator, in which case the last sentence of this Section 4.11 shall apply) insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s; (b) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; and (c) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clause (a) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.  In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clause (a) above.  All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine, for the ratable benefit of the Lenders.  Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Borrower to Agent, on demand.  In addition to the foregoing, Borrower shall use its best efforts to cause any operator of oil and gas acreage and wells in which Borrower has an leasehold interest to keep such properties insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in the operation of oil and gas wells and to name Borrower as an additional insured thereunder.

4.12.           Failure to Pay Insurance.  If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor, and such expenses so paid shall be part of the Obligations.

4.13.           Payment of Taxes.  Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, unless Borrower is Properly Contesting those taxes, assessments or Charges, Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any taxes, assessments or Charges to the extent that Borrower has Properly Contested those taxes, assessments or Charges.  The amount of any payment by Agent under this Section 4.13 shall be added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14.           Payment of Office Leasehold Obligations.  Borrower shall at all times pay, when and as due, its rental obligations under all leases for office space under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

4.15.           Receivables.

(a)           Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created.  Same shall be due and owing in accordance with Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent.

(b)           Notification of Assignment of Specified Receivables.  At any time following the occurrence of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Specified Receivables to any Person who is required to pay or deliver the Specified Receivables to Borrower or to any third party holding or otherwise concerned with any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Specified Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(c)           Power of Agent to Act on Borrower’s Behalf.  At any time following the occurrence of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Specified Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.  In connection therewith, Borrower hereby constitutes Agent or Agent’s designee as Borrower’s attorney with power (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment in respect of the Specified Receivables; (ii) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Specified Receivables and to file same; (iii) to demand payment of the Specified Receivables; (iv) to enforce payment of the Specified Receivables by legal proceedings or otherwise; (v) to exercise all of Borrower’s rights and remedies with respect to the collection of the Specified Receivables; (vi) to settle, adjust, compromise, extend or renew the Specified Receivables; (vii) to settle, adjust or compromise any legal proceedings brought to collect the Specified Receivables; (viii) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Specified Receivables; and (ix) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

(d)           No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Specified Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.  At any time following the occurrence of an Event of Default, Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Specified Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.

(e)           Location of Borrower.  Borrower’s chief executive office is located at 10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota 55305, and additional financial books and records are also located at 3608 Mallardwood Drive, Las Vegas, Nevada 89129.  Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

4.16.           Inventory.  To the extent Inventory has been produced by or on behalf of Borrower, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17.           Maintenance of Equipment.  The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved.  Borrower shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.18.           Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

4.19.           Environmental Matters.

Borrower is primarily a passive non-operator working interest owner in its oil and gas properties with no managerial control over operations on those properties. Borrower shall not become an active operator of any oil and gas properties without the written consent of Agent. In light of the foregoing, Borrower makes the following limited covenants in Section 4.19 of this Agreement:

(a)           Borrower shall not knowingly cause its business or operations on its Real Property to be conducted in violation of applicable Environmental Laws.

(b)           In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)           Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled.  Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(d)           Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  Borrower’s obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(e)           For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’s right, title and interest in and to its owned and leased premises.

V.           REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1.           Authority.  Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents have been duly executed and delivered by Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of law or the terms of Borrower’s by-laws or certificate of incorporation, or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are and shall remain in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2.           Formation and Qualification.

(a)                 Borrower is duly incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.  Lenders acknowledge and agree that Borrower is changing its state of incorporation from Delaware to Nevada and its name to Ante5 Oil & Gas, Inc., and Borrower shall provide Agent with at least three (3) Business Days’ advance notice of such change in name and state of incorporation.

(b)           The Borrower currently has no Subsidiaries but may form them in the future, subject to compliance with this Agreement including Section 7.12 hereof.

5.3.           Survival of Representations and Warranties.  All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.           Tax Returns.  Borrower’s federal tax identification number is set forth on Schedule 5.4.  Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable.  The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.           Financial Statements.

(a)           The audited balance sheet of Borrower as of December 31, 2010 (the “December 31, 2010 Balance Sheet”) furnished to Agent on the Closing Date is accurate, complete and correct and fairly reflects the financial condition of Borrower as of December 31, 2010, and has been prepared in accordance with GAAP, consistently applied.  A Senior Officer of the Borrower shall certify, in writing, to the Agent on the Closing Date (the “Closing Date Financial Certificate”) that (i) the December 31, 2010 Balance Sheet is accurate, complete and correct in all material respects, (ii) no long-term indebtedness of Borrower exists as of the Closing Date, except as set forth on the December 31, 2010 Balance Sheet and (iii) Borrower does not have any outstanding  Indebtedness for borrowed money as of the Closing Date.

(b)           Since December 31, 2010, there has been no change in the condition, financial or otherwise, of Borrower and no change in the aggregate value of machinery, equipment and Real Property owned by Borrower, except changes in the Ordinary Course of Business or as disclosed in SEC Reports, none of which individually or in the aggregate has been materially adverse.

5.6.           Entity Names.  Borrower has not been known by any other corporate name since its inception on April 9, 2010,and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person since its inception.

5.7.           O.S.H.A. and Environmental Compliance.

(a)           Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws, except where the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property or Equipment or, to its knowledge, mineral leaseholds under any such laws, rules or regulations.

(b)           To Borrower’s knowledge, Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)           To Borrower’s knowledge, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower; (iii) neither the Real Property nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable laws, rules and regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower.

5.8.           Solvency; No Litigation, Violation, Indebtedness or Default.

(a)           After giving effect to the transactions contemplated hereby, Borrower will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b)           Except as disclosed in Schedule 5.8(b) or in SEC Reports, Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, or (ii) liabilities or indebtedness for borrowed money other than the Obligations.

(c)           Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect, nor is Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal, in either case, which could reasonably be expected to have a Material Adverse Effect.

(d)           Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than (i) as of the Closing Date, those listed on Schedule 5.8(d) hereto and (ii) thereafter, as permitted under this Agreement.  (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group; (xii) neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9.           Patents, Trademarks, Copyrights and Licenses.  All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9 and, if any, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto.  Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Borrower, if any, and all trade secrets used by Borrower, if any, consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof.  Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.  With respect to all software used by Borrower, Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10.           Licenses and Permits.  Except as set forth in Schedule 5.10, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to be in compliance or procure such licenses or permits would have a Material Adverse Effect.

5.11.           Default of Indebtedness.  Borrower is not in default in the payment of the principal of or interest on any Indebtedness for borrowed money or under any instrument or agreement under or subject to which any Indebtedness for borrowed money has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.           No Default.  Borrower is not in default in the payment or performance of any of its contractual obligations and no Default has occurred, in any case which has or would reasonably be expected to have a Material Adverse Effect.

5.13.           No Burdensome Restrictions.  Borrower is not a party to any contract or agreement the performance of which could, to Borrower’s knowledge, have a Material Adverse Effect.  Borrower has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject and that is not attached as an exhibit to an SEC Report or incurred in the Ordinary Course of Business and that is not required to have been filed as an exhibit to an SEC Report, unless Agent expressly requests a copy of such a material contract, in which case Borrower will furnish it to the Agent.  Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.           No Labor Disputes.  Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.           Margin Regulations.  Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.           Investment Company Act.  Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.           Disclosure.  No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading.  There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.           [Reserved]

5.19.           Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20.           Business and Property of Borrower.  Upon and after the Closing Date, Borrower does not propose to engage in any business other than the extraction and wholesale sale of underground oil and gas and activities necessary to conduct the foregoing, and the management and monetization of its historical assets acquired by it on or about its inception and prior to its spin-off from ante4, Inc., its former Parent and 100% owner.  On the Closing Date, Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

5.21.           Anti-Terrorism Laws.

(a)           General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224.  Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)           a Person owned or  controlled  by, or acting for or on behalf  of,  any  Person  that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)           a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)           a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)           a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither Borrower nor to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property  blocked  pursuant to the Executive Order No. 13224.

5.22.           Trading with the Enemy.  Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.23.           Warrants and Contingent Interest Shares.  The Borrower has reserved a sufficient number of authorized but unissued shares of Common Stock to provide for the full exercise of the Warrants and the issuance of any Contingent Interest Shares that may be issued pursuant to this Agreement.  Upon due exercise of the Warrants, the shares of Common Stock issued upon exercise thereof shall be validly issued, fully paid and non-assessable.  Upon delivery of any Contingent Interest Shares to any Lender, the Contingent Interest Shares so delivered shall be validly issued, fully paid and non-assessable.

VI.           AFFIRMATIVE COVENANTS.

Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1.           Payment of Fees.  Pay to Agent on demand all usual, reasonable and customary fees and expenses which Agent incurs in connection with enforcing this Agreement and the Other Documents.  Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2.           Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks, if necessary, and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof necessary to prevent a Material Adverse Effect.

6.3.           Violations.  Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4.           Government Receivables.  Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5.           Execution of Supplemental Instruments.  Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.6.           Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.7.           Available Cash.

(a)           Furnish to Agent, within ten (10) days after the end of each month during the term hereof, a Monthly Compliance Certificate executed by a Senior Officer indicating, inter alia, Balance Sheet Available Cash in an amount equal to not less than twelve (12) months’ then regularly scheduled payments of interest on the outstanding amount of Revolving Advances.

(b)           Furnish to Agent, within forty-five (45) days after the end of each calendar quarter during the term hereof, an internally prepared balance sheet and statement of income and cash flows prepared in accordance with Section 6.8, below, as at the end of and for the preceding fiscal quarter and year to date, together with a Compliance Certificate executed by a Senior Officer indicating, inter alia, Balance Sheet Available Cash in an amount equal to not less than twelve (12) months’ then regularly scheduled payments of interest on the outstanding amount of Revolving Advances.

(c)           Borrower shall, at all times, cause its Balance Sheet Available Cash to be an amount not less than twelve (12) months’ then regularly scheduled payments of interest on the outstanding amount of Revolving Advances. Borrower shall promptly (but in no event more than three (3)  Business Days following the occurrence of a Balance Sheet Available Cash Shortfall) notify the Agent if there is a Balance Sheet Available Cash Shortfall.

6.8.           Standards of Financial Statements.  Cause all financial statements furnished to Agent to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9.           Federal Securities Laws.  Promptly notify Agent in writing if Borrower intends to registers any securities under the Exchange Act or file a registration statement under the Securities Act.

VII.           NEGATIVE COVENANTS.

Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.           Merger, Consolidation, Acquisition and Sale of Assets.

(a)           Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, which causes a Change of Control.

(b)           Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions in the Ordinary Course of Business and (ii) any other sales or dispositions of expressly permitted by this Agreement.

7.2.           Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3.           Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders).

7.4.           Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, and (e) acquisitions of acreage in the Ordinary Course of Business; provided, that, after giving effect to any such acquisition, there would not be a Balance Sheet Available Cash Shortfall.

7.5.           Loans
.  Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to the extension of commercial trade credit in connection with the sales in the Ordinary Course of Business.

7.6.           [Reserved].

7.7.           Dividends.  Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower.

7.8.           Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; and (ii) Indebtedness that is expressly permitted by the definition of, and that constitutes a, Permitted Encumbrance.

7.9.           Nature of Business.  Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business or for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10.           Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except, (i) in the case of acreage acquisition transactions with either Terry Harris or Timothy Furlong or any of their Affiliates (but not involving any other Affiliate of Borrower), acreage acquisition transactions that are consistent with historical acreage acquisition transactions with either Terry Harris or Timothy Furlong or their Affiliates and that are on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a non-Affiliate and (ii) in the case of all other transactions involving an Affiliate, transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11.           [Reserved].

7.12.           Subsidiaries.  Form any Subsidiary unless (i) such Subsidiary expressly joins in this Agreement as an unconditional guarantor and pledges all of its assets to Agent and the Lenders, and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

7.13.           Fiscal Year and Accounting Changes.  Change its fiscal year from December 31 or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14.           Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower’s business as conducted on the date of this Agreement.

7.15.           Amendment of Certificate of Incorporation and Bylaws.  Amend, modify or waive any term or material provision of its Certificate of Incorporation or Bylaws, unless required by law; provided, that Lenders hereby acknowledge and consent to Borrower’s current process of changing its state of incorporation from Delaware to Nevada and its name to Ante5 Oil & Gas, Inc.  The Borrower shall provide at least three (3) Business Days’ advance notice of the effective date of any such change in its name or state of incorporation.

7.16.           Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) or any other Plan for which Agent has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17.           Prepayment of Indebtedness.  At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

7.18.           Anti-Terrorism Laws.  Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a)           Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)           Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)           Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.  Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.

7.19.           Trading with the Enemy Act.  Engage in any business or activity in violation of the Trading with the Enemy Act.

7.20.           [Reserved]

VIII.           CONDITIONS PRECEDENT.

8.1.           Conditions to the Closing Date.  The obligation of the Lenders to make any Advances hereunder is subject to the satisfaction, or waiver by Agent, of the following conditions precedent on or prior to the Closing Date (however, the Compliance Certificate specified in Section 8.1(v) shall be delivered in connection with, and immediately prior to, the initial Advance as opposed to the Closing Date):

(a)           Note.  Each Lender shall have received the Note to be delivered to them in the face amount of the Commitment Amount, duly executed and delivered by an authorized officer of Borrower;

(b)           Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral (including the filing of a UCC-1 financing statement in the State of North Dakota and the State of Delaware) shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)           Corporate Proceedings of Borrower.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes, any related agreements (collectively the “Documents”) and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower, as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)           Incumbency Certificates of Borrower.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e)           Certificates.  Agent shall have received a copy of the Certificate of Incorporation of Borrower, and each Guarantor, as applicable, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation together with copies of the Bylaws of Borrower and all agreements of Borrower’s shareholders certified as accurate and complete by the Secretary of Borrower;

(f)           Good Standing Certificates.  Agent shall have received good standing certificates for Borrower dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation or formation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;

(g)           Legal Opinion.  Agent shall have received the executed legal opinion of Richardson & Associates in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Other Documents and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Other Documents, or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business shall have been issued by any Governmental Body;

(i)           Attorneys’ Fees.  Attorneys’ fees for the Agent shall have been paid in full.

(j)           December 31, 2010 Balance Sheet.  Agent shall have received a copy of the December 31, 2010 Balance Sheet and the Closing Date Financial Certificate, each of which shall be satisfactory in all respects to Lenders;

(k)           [Reserved];

(l)           [Reserved];

(m)           Insurance.  Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower’s casualty insurance policies, if any, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Agent as a co-insured;

(n)           Payment Instructions.  Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(o)           Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(p)           No Adverse Material Change.  (i) since December 31, 2010, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(q)           Office Leasehold Agreements.  Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower at which Inventory and books and records are located;

(r)           Other Documents.  Agent shall have received the executed Other Documents, all in form and substance satisfactory to Agent;

(s)           Closing Certificate.  Agent shall have received a closing certificate signed by a Senior Officer of Borrower dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(t)           Compliance with Laws.  Agent shall be reasonably satisfied that Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act;

(u)           Warrants.  Borrower shall have issued to each Lender, on the Closing Date, a Warrant in accordance with Section 2.10 of this Agreement;

(v)           Compliance Certificate.  Borrower shall have delivered to Agent a Compliance Certificate in the form annexed hereto as Exhibit 8.1(v) indicating, inter alia, that after taking account of the initial Revolving Advance, Borrower shall not have a Balance Sheet Available Cash Shortfall; and

(w)           Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Agent and its counsel.

8.2.           Conditions to Each Advance.  The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)           Representations and Warranties.  Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b)           No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)           Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement;

(d)           Compliance Certificate.  Borrower shall have delivered to Agent a Compliance Certificate indicating, inter alia, that before and after taking account of the requested Revolving Advance, Borrower shall not have a Balance Sheet Available Cash Shortfall; and

(e)           North Dakota Perfection Matters.   Prior to (and as a condition to) the initial Advance under this Agreement, Borrower shall (i) provide documentation satisfactory to Agent evidencing that no Liens have been filed in any county in North Dakota in which Borrower has a leasehold or working interest in any oil and gas acreage and/or wells and (ii) file leasehold mortgages or other security interest filings acceptable to Agent in each county in North Dakota in which Borrower has a leasehold or working interest in any oil and gas acreage and/or wells evidencing Agent’s Lien on such Collateral.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.           INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.           Disclosure of Material Matters.  Immediately upon learning thereof, file SEC Reports disclosing, or report directly to Agent, all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.           [Reserved].

9.3.           [Reserved].

9.4.           Litigation.  Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.  Borrower has notified Agent of the arbitration proceeding with Peerless Media, Ltd. and its affiliates, which is described in Borrower’s SEC Reports.

9.5.           Material Occurrences.  Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness for borrowed money, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

9.6.           [Reserved].

9.7.           Annual Financial Statements.  Furnish Agent and Lenders within one-hundred twenty (120) days after the end of each fiscal year of Borrower, financial statements of Borrower on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the “Accountants”).  The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing.  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8.           [Reserved].

9.9.           Other Reports.  Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders.

9.10.           Additional Information.  Upon the written request of Agent, furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement have been complied with by Borrower including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

9.11.           Projected Operating Budget.  Furnish Agent, no later than thirty (30) days after the beginning of Borrower’s fiscal years commencing with fiscal year 2012, a month by month projected operating budget and cash flow of Borrower on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by a Senior Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.12.           [Reserved].

9.13.           Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business and without which a Material Adverse Effect would reasonably be expected to occur; (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any change in the business, operations, affairs or condition of Borrower amounting to a Material Adverse Effect, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower or any Guarantor, and which relates to a potential or existing Material Adverse Effect.

9.14.           ERISA Notices and Requests.  Furnish Agent with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.15.           Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” if not cured (a) within three (3) Business Days of the due date, in case of a monetary default, with or without written demand or notice of Default by the Agent, or (b) within seven (7) Business Days (unless a different period is specified elsewhere in this Agreement) of receipt by Borrower of written notice of Default from the Agent, in the case of non-monetary Default:

10.1.           Nonpayment.  Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2.           Breach of Representation.  Any representation or warranty made or deemed made by Borrower in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.           Financial Information.  Failure by Borrower to (i)(x) furnish financial information when due, or (y) when requested which is unremedied for a period of fifteen (15) days of such request, or (ii) permit the inspection of its books or records in accordance with this Agreement;

10.4.           Judicial Actions.  Issuance of a notice of Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment against a material portion of the Collateral which is not stayed or lifted within sixty (60) days;

10.5.           Noncompliance.  Except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of Borrower or any Guarantor to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrower or any Guarantor, and Agent or any Lender;

10.6.           Judgments.   Any judgment or judgments are rendered against Borrower or any Guarantor (A) for an aggregate amount which, if paid, would result in the Borrower (i) having insufficient cash on its balance sheet to operate the business of the Borrower and to pay all of the expenses and liabilities of the Borrower for the next twelve (12) months (including the payment of all amounts due and owing to the Lenders over the next twelve (12) months) or (ii) being insolvent or (B) which would result in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7.           Bankruptcy.  Borrower or any Subsidiary shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws,  or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.           Inability to Pay.  Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9.           Balance Sheet Available Cash Shortfall.  The occurrence of a Balance Sheet Available Cash Shortfall or Borrower shall have failed to comply with any of its obligations as described in Section 6.7 of this Agreement.

10.10.           Material Adverse Effect.  Any change in Borrower’s results of operations or condition (financial or otherwise) which in Agent’s reasonable opinion has a Material Adverse Effect;

10.11.           Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12.           [Reserved].

10.13.           Cross Default.  A default of the obligations of the Borrower or any Subsidiary under any Permitted Seller Acreage Purchase Financing.

10.14.           Change of Control.  Any Change of Control shall occur;

10.15.           Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower or any Guarantor, or Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.16.           [Reserved].

10.17.           Seizures.  Any material portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or any Guarantor or the title and rights of Borrower, any Guarantor or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents; or

10.18.           Pension Plans.  An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.

XI.           LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.           Rights and Remedies.

(a)           Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such Default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower.  Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies in all cases for the ratable benefit of all Lenders, as provided in this Agreement, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the mortgages, deeds of trust, security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

(b)           To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral.  Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section11.1(b) shall be construed to grant any rights to Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.           Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3.           Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4.           Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.           Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above.

XII.           WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.           Waiver of Notice.  Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, notice of acceleration, notice of intent to accelerate, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.           Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.           Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.           EFFECTIVE DATE AND TERMINATION.

13.1.           Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May ____, 2014 (the “Term”) unless sooner terminated as herein provided.  Borrower may terminate this Agreement at any time, without penalty, upon payment in full of the Obligations.

13.2.           Termination.  The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto.  Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

13.3.           Release of Security Interest on Termination.  Upon termination of this Agreement for any reason and all Obligations are indefeasibly paid in full, then Agent will return all Financing Statements to Borrower and, at the Borrower’s expense, file and record all UCC-3 Financing Statements necessary to terminate all recorded Financing Statements.  Furthermore, Agent and Lenders will execute all other documents and take all other action, at the Borrower’s expense, which is reasonably necessary or appropriate in order to terminate and eliminate Agent’s and Lenders’ security interest in the Collateral or in any other asset of the Borrower, and, if requested by Borrower, to facilitate the refinance or replacement of the credit facility created by this Agreement and the Other Documents.

XIV.           REGARDING AGENT.

14.1.           Appointment.  Each Lender hereby designates Agent to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, principal and interest received by it solely in its capacity as Agent following the occurrence of an Event of Default, payments of fees (except the fees set forth in Article III), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Note), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.           Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower.  The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.           Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof.  Agent shall not be responsible to any Lender for the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

Agent may resign on ten (10) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.           Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5.           Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6.           Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7.           Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8.           Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders, and Borrower shall notify the Lenders prior to entering into any subsequent business transaction or arrangement with Agent.

14.9.           [Reserved].

14.10.           Borrower’s Undertaking to Agent.  Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.           No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12.           Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.           MISCELLANEOUS

15.1.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applied to contracts to be performed wholly within the State of Delaware.  Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of Delaware, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction.  Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court.  Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the State of Delaware.

15.2.          Entire Understanding.

(a)           This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)           The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)           increase the Commitment Percentage of any Lender, the Commitment Amount of any Lender or the Maximum Loan Amount.

(ii)           extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement.

(iii)           alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b).

(iv)           release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $250,000.

(v)           change the rights and duties of Agent.

(vi)           release the Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 15.2, the Agent is hereby authorized by Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement.

15.3.           Successors and Assigns; Participations; Transfer Registry.

(a)           This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that (i) Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender and (ii) prior to the occurrence of an Event of Default, Agent may not assign or transfer any of its rights or obligations under this Agreement; provided, however, the Agent shall be free to resign at any time and the Required Lenders shall, at all times, be permitted and entitled to designate and appoint a successor agent.

(b)           Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”), subject to the prior written consent of the Borrower in its reasonable discretion.  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)           Agent shall maintain at its address a copy of each assignment or transfer of the Notes delivered to it and a register for the recordation of the names and addresses of the holder(s) of the Notes and their names and addresses and the principal amounts owing to each holder hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Revolving Advances recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by any holder at any reasonable time and from time to time upon reasonable prior notice.

15.4.           Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5.           Indemnity.  Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 15.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  Additionally, if any taxes (excluding taxes imposed upon or measured by the net or gross income of Agent or Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 15.5 harmless from and against all liability in connection therewith.

15.6.           Notice.  Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) in accordance with this Section 15.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6.  Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)           If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)           In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)           In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)           In the case of electronic transmission, when actually received; and

(f)           If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)          If to Agent at:

PrenAnte5, LLC
623 Fifth Avenue, 32nd Floor
New York, New York  10022
Attention: Michael Zimmerman, Chief Executive Officer
Telephone: (212) 756-8040
Facsimile: (212) 756-1480

with a copy to:

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Attention:          Mathew B. Hoffman, Esq.
Telephone:        (212) 262-6700
Facsimile:           (973) 422-6807

(B)           If to a Lender other than Agent, as specified on the signature pages hereof.

(C)           If to Borrower:

Ante5, Inc.
10275 Wayzata Boulevard, Suite 310
Minnetonka, Minnesota 55305
Attention: Chief Executive Officer
Telephone:      (952) 426-1241
Facsimile:         (952) 406-8518

with a copy to:

Richardson & Associates
1453 Third Street Promenade, Suite 315
Santa Monica, CA 90401
Attention:  Mark Richardson, Esq.
Telephone:      (310) 393-9992
Facsimile:         (310) 393-2004

15.7.           Survival.  The obligations of Borrower under Sections 4.19(d) and 15.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8.           Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9.           Expenses.  All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments, may be charged to Borrower’s Account and shall be part of the Obligations.

15.10.           Injunctive Relief.  Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11.           Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12.           Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13.           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

15.14.           Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.15.   Additional Lenders.  During the five (5) Business Days following the date of this Agreement, the Borrower may accept additional Commitment Amounts in an amount not to exceed Three Hundred Thousand Dollars ($300,000); provided, that, the Person(s) making such additional Commitment Amounts execute, within such five (5) Business Day period, a counterpart signature page to this Agreement agreeing to be bound by all the terms and conditions of this Agreement, including Article XIV hereof, in the capacity of a Lender.

Signatures on next page.

Each of the parties has signed this Agreement as of the day and year first above written.

ATTEST:	ANTE5, INC.

__________________________________	By:_________________________________
Name:_______________________________
Title:________________________________

PRENANTE5, LLC,
as Lender and as Agent

By:_________________________________
Name:_______________________________
Title:________________________________

Address: 623 Fifth Avenue, 32nd Floor New York, NY 10022 Attention: Michael Zimmerman Telephone: (212) 756-8040 Facsimile: (22) 756-1480
Commitment Amount: $__________

_________________________, as Lender
Print name

By:_________________________________
Name:_______________________________
Title:________________________________

Address: ____________________________ ____________________________ ____________________________ ____________________________
Commitment Amount: $________________

Notary Page to Revolving Credit Agreement